Exhibit 99

                            ViroPharma Incorporated
                    Reports Third Quarter Financial Results

Exton, PA October 26, 2000. ViroPharma Incorporated (Nasdaq: VPHM) reported today financial results for the third quarter ended September 30, 2000.

For the quarter ended September 30, 2000, ViroPharma reported a net loss of $12.7 million compared to a net loss of $6.9 million for the same period in 1999. Net loss for the quarter ended September 30, 2000 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the quarter ended September 30, 2000 was $0.85 per share, basic and diluted.
Without giving effect to the preferred stock dividends, net loss per share for the quarter ended September 30, 2000 was $0.84 per share, basic and diluted, compared to $0.59 per share, basic and diluted, for the same period in 1999. In the quarter ended September 30, 2000, the company earned license fee revenue of $0.25 million in connection with the hepatitis C collaboration with American Home Products Corporation, through its Wyeth-Ayerst Laboratories division. The Company did not earn any revenue in the quarter ended September 30, 1999. Research and development expenses for the third quarter of 2000 were $12.2 million compared to $5.9 million for the same period in 1999. The increase in expenses in the third quarter of 2000 was due primarily to the initiation of two large phase 3 trials with pleconaril, the company's most advanced drug candidate, for the treatment of viral respiratory infection and additional preclinical studies with VP14637 for the treatment of respiratory syncytial virus (RSV) disease. In addition, the company was preparing for patient studies with VP50406 for the treatment of hepatitis C expected to start by year-end and conducting substantial discovery research activities on additional development candidates for both hepatitis C and RSV diseases. In the third quarter of 1999, the company was conducting two smaller clinical trials with pleconaril and advancing both the hepatitis C and RSV disease programs. General and administrative expenses for the third quarter of 2000 were $2.0 million compared to $1.1 million for the same period in 1999. The increase is due to employee related expenses and business development activities. As of September 30, 2000 the company had approximately $213 million in cash, cash equivalents and short-term investments.

"During the past year, ViroPharma has expanded its product pipeline so that we now have three product candidates in clinical trials, supported by additional product candidates in each therapeutic target area," said Vincent J. Milano, ViroPharma's vice president and chief financial officer. "The increase in our investment in research and development reflects the advancement of these programs."

For the nine-month period ended September 30, 2000, ViroPharma reported a net loss of $24.9 million compared to a net loss of $18.7 million for the same period in 1999. Net loss for the nine-month period ended September 30, 2000 was adjusted to reflect preferred stock dividends to arrive at net loss allocable to common stockholders. Net loss per share allocable to common stockholders for the nine-month period ended September 30, 2000 was $1.68 per share, basic and diluted. Without giving effect to the preferred stock dividends or the beneficial conversion feature in 1999, net loss per share for the nine-month period
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ended September 30, 2000 was $1.64 per share, basic and diluted, compared to
$1.61 per share, basic and diluted, for the same period in 1999. In the nine-month period ended September 30, 2000, the company earned license fee and milestone revenue of $1.75 million in connection with the hepatitis C collaboration with Wyeth-Ayerst Laboratories. The Company did not earn any revenue in the nine-month period ended September 30, 1999. Research and development expenses for the nine-month period ended September 30, 2000 were $23.0 million compared to $16.0 million for the same period in 1999. The increase in expenses in the nine-month period ended September 30, 2000 was due primarily to the completion of three phase 3 clinical trials of pleconaril, the initiation of two additional phase 3 clinical trials with pleconaril, the initiation of safety studies with VP50406 for the treatment of hepatitis C and additional preclinical studies with VP14637 for the treatment of RSV disease. In addition, the company was preparing for patient studies with VP50406 for the treatment of Hepatitis C expected to start by year-end 2000 and conducting substantial discovery research activities on additional development candidates for both hepatitis C and RSV diseases. General and administrative expenses were $6.1 million in the nine-month period ended September 30, 2000 compared to $3.5 million for the same period of 1999. The increase is due to employee related expenses, pre-marketing expenses related to pleconaril and business development activities.

ViroPharma Incorporated is committed to the commercialization, development and discovery of antiviral pharmaceuticals. The Company is focused on drug development and discovery activities in viral diseases including viral respiratory infection (VRI), hepatitis C and RSV disease. ViroPharma's most advanced product candidate, pleconaril, is in clinical development for treatment of picornavirus diseases, including late stage clinical trials for VRI. ViroPharma also has product candidates in clinical development for the treatment of hepatitis C and RSV disease.


This press release contains forward-looking statements that involve a number of risks and uncertainties, including those relating to ViroPharma's expectation that patient studies with VP50406 for the treatment of hepatitis C will start by the end of 2000. There can be no assurance that such studies can be initiated on a timely basis, or at all, or that any such trials can be successfully concluded. Investigational pharmaceutical products, such as ViroPharma's product candidates for hepatitis C, require significant time and effort for research and development, laboratory testing and clinical testing prior to regulatory approval and commercialization. As a result, the initiation and performance of such studies as described in this press release are subject to risks and uncertainties. Neither the FDA nor any other regulatory authority has approved any of ViroPharma's product candidates for commercialization. There can be no assurance that FDA or other regulatory authority approval for any product candidate under development by ViroPharma will be granted on a timely basis or at all. Even if approved, there can be no assurance that such drug candidates
will achieve market acceptance.   These factors, and other factors that could
cause future results to differ materially from the expectations expressed in this press release, include, but are not limited to, those described in ViroPharma's most recent Registration Statement on Form S-3 filed with the Securities and Exchange Commission. The forward-looking statements contained in this press release may become outdated over time. ViroPharma does not assume any responsibility for updating any forward-looking statements.
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                             VIROPHARMA INCORPORATED

                         Selected Financial Information
                           Statements of Operations:
                     (in thousands, except per share data)


                                                             Three-months ended                   Nine-months ended
                                                                September 30,                        September 30,
                                                      ---------------------------------   ----------------------------------
                                                           2000              1999              2000              1999
                                                      ---------------   ---------------   ----------------  ----------------
 Revenue                                                       $ 250               $ -            $ 1,750               $ -
                                                      ---------------   ---------------   ----------------  ----------------

Operating expenses:
Research and development                                      12,183             5,945             23,023            16,040
General and administrative                                     1,959             1,082              6,121             3,477
                                                      ---------------   ---------------   ----------------  ----------------

Total operating expenses                                      14,142             7,027             29,144            19,517
                                                      ---------------   ---------------   ----------------  ----------------
Interest income                                                3,888               183              8,901               989
Interest expense                                               2,721                43              6,391               128
                                                      ---------------   ---------------   ----------------  ----------------

Net loss                                                   $ (12,725)         $ (6,887)         $ (24,884)        $ (18,656)
                                                      ===============   ===============   ================  ================

Net loss allocable to common shareholders                  $ (12,906)         $ (7,640)         $ (25,429)        $ (23,549)
                                                      ===============   ===============   ================  ================

Net loss per share: basic and diluted                          (0.84)            (0.59)             (1.64)            (1.61)

Net loss per share allocable to common
  shareholders: basic and diluted                              (0.85)            (0.66)             (1.68)            (2.04)

Shares used in computing net loss per share:

  basic and diluted                                           15,210            11,578             15,168            11,568
                                                      ===============   ===============   ================  ================


Balance Sheets: (in thousands)

                                                        September 30,    December 31,
                                                           2000              1999
                                                      ---------------   ---------------

Cash, cash equivalents and short-term  investments         $ 212,771          $ 66,853
Working capital                                              207,175            58,691
Total assets                                                 228,783            72,086
Long-term obligations                                        183,625             4,525
Total stockholders' equity                                    34,089            58,291